Exhibit 99.2

AMENDMENT NO. 1 TO

ECHOSTAR CORPORATION

2017 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 1 (this “Amendment”), dated as of May 3, 2024 (the “Effective Date”) hereby amends that certain EchoStar Corporation 2017 Amended and Restated Employee Stock Purchase Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company maintains the Plan, pursuant to which eligible employees may purchase shares of EchoStar Corporation Class A common stock (“Shares”) at a discounted price;

WHEREAS, as currently drafted, the Plan does not specifically address the purchase of fractional shares;

WHEREAS, pursuant to Section 25 of the Plan, the Board has the authority to amend the Plan at any time, so long as such amendment does not affect Shares already purchased under the Plan; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Plan such that fractional shares may be purchased for Participants to the extent that the Broker is able.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	Section 8(e) of the Plan (“Purchase of Shares”) is hereby amended and restated in full, as follows:

“(e) PURCHASE OF SHARES. On each Purchase Date of an Offering Period, each Participant whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire the number of Shares arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Offering Exercise Price. No shares shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date. If the Broker is unable to administer purchases of fractional shares, only whole shares shall be purchased, and any remaining cash in the Participant’s Account shall be refunded.”

2.	Except as expressly modified herein, the Plan shall remain in full force and effect. The Plan, together with this Amendment, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof, and supersede any and all prior agreements or understandings, whether written or oral, relating to the matters set forth herein and therein.